Exhibit 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE January 22, 2007	Contact:	Investor Relations: Susan Wright Greenfield 305-569-3449	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Record Quarterly Net Income, up 69% from Same

Quarter Last Year; Total Assets Rise 23%, Reach $13.8 Billion

First-Quarter 2007 Highlights:

•	Record net income of $27.4 million, up 69% over same quarter last year

•	Total loan production of $1.3 billion, down 6.7% from same quarter last year

•	Gain of $5.6 million on sale of $545 million in residential loans

•	Total assets of $13.8 billion, up 22.7% from Dec. 31, 2005

•	Core deposits of $4.5 billion, up 24.1% from Dec. 31, 2005

•	Total deposits of $6.3 billion, up 25.7% from Dec. 31, 2005

CORAL GABLES, Fla. – Jan. 22, 2007 – BankUnited Financial Corporation (NASDAQ: BKUNA), parent of BankUnited FSB, today reported record net income of $27.4 million for the quarter ended Dec. 31, 2006, up 69.2% from $16.2 million for the quarter ended Dec. 31, 2005. Basic and diluted earnings were $0.75 and $0.71 per share, respectively, for the quarter, up from $0.53 and $0.50 per share, respectively, for the quarter ended Dec. 31, 2005. Earnings per share for the quarter ended Dec. 31, 2006 include the dilutive effect of 5.75 million shares of Class A common stock issued in the company’s January 2006 public offering.

“We had exceptionally strong results in the first quarter,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “Our record quarterly income was a result of increased earning assets, a higher net-interest margin, controlled loss experience and a strong increase in other operating income.

“We have not changed our goal of growing the company, even though our industry is experiencing a cyclical downturn, particularly in the housing markets, which will cause decreasing asset production and rising levels of non-performing assets. To achieve our goals we are implementing a multi-step program. We will increase assets by entering new markets and creating and refining products. Enhanced asset-retention programs will reduce prepayments. In addition, we will continue to build our Florida franchise through additional branch expansion and growth in our retail and commercial customer bases while maintaining an emphasis on controlling our costs of funds and deposits.

“While we expect the level of non-performing assets to increase, we do not anticipate that they will exceed levels that we have experienced in the past several cycles. We expect that our historically conservative credit standards and relatively low loan to values will keep our loss experience well below industry averages. Finally, we have implemented a number of new, tougher expense-control policies. Our strategy is to continue to grow during this industry downturn while maintaining our strong credit standards.”

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “There were many positives in this quarter. Non-interest income grew by a healthy 51% year over year. Core deposit growth of nearly 25% is a result of the branch network’s deepening entrenchment in the markets we serve. Additionally, deposit growth, excluding certificates of deposits, was 11% for the year. The branch expansion goals we have laid out in previous quarters will go on as planned as we continue to build our retail and commercial customer bases. In addition, we expect to add two mortgage production offices in new geographic regions this fiscal year. The slice of the market we gain should compensate for much of the softening that may occur in existing markets.

“We watch our loan portfolio closely and have measures in place to quickly identify potentially troubled assets. Diligent cost-control measures will also have a positive impact. The next few quarters will be challenging, but we have measures in place to succeed.”

Net-Interest Margin

The net-interest margin improved to 2.35% this quarter from 2.26% for the preceding quarter and from 1.96% for the same quarter of fiscal 2006. BankUnited’s margin continued to expand due to a variety of factors, including the upward repricing of residential mortgage loans tied to the Monthly Treasury Average (MTA) index, new mortgage loan products and programs related to mortgage prepayments.

Should the Federal Reserve Open Market Committee maintain rates at the current level, the lagging effect on the re-pricing of the adjustable-rate-mortgage loans should continue to have a positive effect on net-interest margin.

Deposit Growth

Total deposits increased 25.7% to $6.3 billion at Dec. 31, 2006, up from $5.0 billion at Dec. 31, 2005. Core deposits increased to $4.5 billion at Dec. 31, 2006, up 24.1% from Dec. 31, 2005. In the quarter ended March 31, 2006, BankUnited defined core deposits to include certificates of deposit of $100,000 and less, consistent with current industry practice. Non-interest-bearing deposits rose to $372 million at Dec. 31, 2006, up 3.6% from Dec. 31, 2005.

Loan Production and Balances

Total loan originations were $1.3 billion for the quarter, down 6.7% from the first quarter of fiscal 2006. After loan sales and prepayments, total loans grew by $151 million, or 1.3%, during the quarter, to $11.6 billion as of Dec. 31, 2006.

Consumer loan balances, which include specialty consumer mortgage loans originated through branches, were $1.1 billion at Dec. 31, 2006, up 9.7% from Dec. 31, 2005. Consumer loan balances grew by $14 million, or 1.2%, to $1.1 billion at December 31, 2006.

Commercial and commercial real estate loan balances grew to $1.2 billion at Dec. 31, 2006, up 13.4% from Dec. 31, 2005. Commercial and commercial real estate loan balances declined by $19.0 million during the quarter ended Dec. 31, 2006.

Residential mortgage loan originations, which exclude specialty consumer mortgage loans originated through branch offices, were $1.2 billion for the quarter, down 2.6% from the first quarter of fiscal 2006. Residential mortgage loan balances increased $146 million during the quarter to $9.1 billion at Dec. 31, 2006, up 1.6% from $9.0 billion at Sept. 30, 2006. During the quarter, BankUnited originated $1.1 billion of option-ARM residential loans, an increase of 1.9% over the first quarter of fiscal 2006.

Option-ARM loans represented 59% of the total loan portfolio at Dec. 31, 2006, compared to 51% of the total loan portfolio at Dec. 31, 2005. At Dec. 31, 2006, the portfolio of $7.0 billion in option-ARM balances had negative amortization of $129.7 million, or 1.9%. As of Dec. 31, 2006, 9% of option-ARM balances had negative amortization greater than 4% of the original principal amount. Option-ARM loans are designed to allow for negative amortization. As the MTA index re-prices upward, negative amortization is expected to increase. Conversely, as the MTA index re-prices downward, negative amortization is expected to decrease.

In almost all circumstances, loans originated with Loan to Values (LTV) greater than 80% require the purchase of mortgage insurance. At Dec. 31, 2006, including the adjustment for coverage of mortgage insurance, the average LTV of the residential portfolio at inception was 72%.

The average LTV of the option-ARM portfolio after the adjustment for coverage of mortgage insurance was 74% at Dec. 31, 2006. The average outstanding balance of an option-ARM loan in the portfolio as of Dec. 31, 2006, was $306,159.

Asset Quality

As a result of the continued softening in certain sectors of the housing market, non-performing assets as a percentage of total assets increased to 0.33% for the quarter ended Dec. 31, 2006, from 0.16% for the previous quarter, and from 0.09% for the quarter ended Dec. 31, 2005. When compared to BankUnited’s overall portfolio, the level of non-performing assets remains relatively low when compared to industry standards.

During the quarter, BankUnited took steps to reduce its exposure on a previously disclosed commercial real estate lending relationship with total balances of $17.3 million. BankUnited sold a $7.0 million loan at a discount of $1.3 million, which was charged off during the quarter. In January 2007, BankUnited sold an additional $7.3 million portion of this relationship at a discount of $1.3 million. This amount was reserved for at Dec. 31, 2006. The disposition of these two loans reduced BankUnited’s exposure to $3 million.

For the quarter ended Dec. 31, 2006, the provision for loan loss totaled $4.0 million, compared to $2.3 million for the quarter ended Dec. 31, 2005. Charge-offs remained low at $1.2 million, or an annualized rate of 0.04% of average loans. Included in charge-offs is the aforementioned $1.3 million loss on the $7.0 million commercial real estate loan and net recoveries of $144,000.

The allowance for loan losses as a percentage of total loans was 0.34% as of Dec. 31, 2006, compared to 0.32% for the quarter ended Sept. 30, 2006, and 0.32% as of Dec. 31, 2005.

Non-Interest Income

Total non-interest income was $11.6 million for the quarter ended Dec. 31, 2006, up 51.1% from the quarter ended Dec. 31, 2005.

BankUnited sold $545 million of residential loans during the quarter ended Dec. 31, 2006, resulting in a gain of $5.6 million, compared to a gain of $1.9 for the quarter ended Dec. 31, 2005. BankUnited intends to take advantage of the demand for assets in the marketplace by selling and possibly securitizing loans as a part of its strategic balance sheet management process. Future quarterly loan sale volumes may not be as high.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees and fees on mortgage prepayments), was $3.2 million for the first quarter of fiscal 2007, up 20.8% from the same quarter of fiscal 2006.

BankUnited’s portfolio of residential loans serviced for others was $1.5 billion at Dec. 31, 2006, compared to $1.7 billion at Dec. 31, 2005. Servicing fees, net of amortization, were $1.1 million for the first quarter of fiscal 2007 compared to $600,000 the first quarter of fiscal 2006. In addition, during the first quarter of 2007, BankUnited recorded an impairment charge of $800,000 based on valuations of the servicing portfolio by independent third parties.

Expenses and Efficiency Ratio

Non-interest expense increased to $45.0 million for the quarter, up 38.9% from $32.4 million for the same quarter of fiscal 2006. The increase in non-interest expense for the quarter primarily reflects the company's aggressive expansion of its branch network, operations and support areas.

The efficiency ratio for the quarter was 49.84%, a decrease from 54.9% for the same quarter of fiscal 2006.

Capital, Capital Ratios and Book Value

BankUnited's board of directors declared its eighth consecutive cash dividend of one-half cent ($0.005) per share of its Class A Common Stock, payable on Dec. 29, 2006, to stockholders of record as of Dec. 15, 2006. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis, subject to termination at any time at the sole discretion of the board.

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.4% and 14.5%, respectively, at Dec. 31, 2006.

During the quarter, BankUnited’s board of directors increased the number of shares that could be acquired in buyback programs from 1 million to 3 million shares. Also during the quarter, BankUnited repurchased 130,000 shares of its Class A Common Stock at an average price of $25.38 per share. As of Dec. 31, 2006, 2,447,149 shares remained available for repurchase under the program.

Book value per common share was $21.08 as of Dec. 31, 2006, up from $16.92 at Dec. 31, 2005.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At Dec. 31, 2006, BankUnited had assets of $13.8 billion.

Serving customers through 77 branches in 11 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota and Lee, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter and fiscal year will be held at 2 PM EST on Monday, January 22, 2007, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Executive Vice President of Corporate Finance James Foster.

The toll-free dial-in number for the conference call is (888) 300-2666 (domestic) or (706) 902-0105 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 5990859. A replay of the call will be available from 4 p.m. EST on January 22 through 11:59 p.m. EST on January 29, by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is: 5990859.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the company's earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,”

“project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify "forward-looking statements." Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; significant weather events such as hurricanes; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company's operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended December 31, 2006 Earnings Release

	For the Three Months Ended
	Dec 31, 2006	Sep 30, 2006	Dec 31, 2005
Operations Data:
Interest income:
Interest and fees on loans	$211,815	$193,160	$121,009
Interest on mortgage-backed securities	13,770	14,335	16,630
Interest and dividends on investments and other interest-earning assets	8,244	7,749	5,889

Total interest income	233,829	215,244	143,528
Interest expense:
Interest on deposits	67,719	61,820	39,172
Interest on borrowings	82,272	76,714	49,280
Interest on trust preferred securities and subordinated debentures	5,043	4,129	3,763

Total interest expense	155,034	142,663	92,215

Net interest income	78,795	72,581	51,313

Provision for loan losses	4,000	4,600	2,300

Net interest income after provision for loan losses	74,795	67,981	49,013
Other income:
Loan servicing fees, net of amortization	1,089	1,131	567
Impairment of mortgage servicing rights	(832)	(166)	—
Loan fees	1,074	906	709
Deposit fees	1,474	1,318	1,317
Other fees	672	726	640
Gain on sales of loans, securities, and other assets (1)	5,639	4,536	1,890
Insurance and investment income	952	581	900
Loss on swaps	(196)	(192)	—
Other income	1,718	1,275	1,649

Total other income	11,590	10,115	7,672

Other expense:
Employee compensation	24,286	21,128	16,761
Occupancy and equipment	8,555	8,562	6,943
Professional fees	1,617	1,860	1,496
Telecommunications and data processing	2,830	3,024	2,125
Advertising and promotion expense	1,775	1,864	1,398
Other operating expenses	5,984	5,755	3,709

Total other expense	45,047	42,193	32,432

Income before income taxes	41,338	35,903	24,253

Provision for income taxes	13,970	11,715	8,078

Net income	$27,368	$24,188	$16,175

Earning Per Share Data:
Net income	$27,368	$24,188	$16,175
Preferred stock dividends	135	118	118

Net income available to common stockholders	$27,233	$24,070	$16,057

Basic earnings per common share:	$0.75	$0.66	$0.53

Weighted average common shares outstanding	36,390	36,379	30,169

Diluted earnings per common share:	$0.71	$0.63	$0.50

Weighted average diluted common shares outstanding	38,339	38,600	32,231

(1)	Consists of the following:

	For the Three Months Ended
	Dec 31, 2006	Sep 30, 2006	Dec 31, 2005
Gain on sales of investments and mortgage-backed securities	$43	$—	$—
Gain on sales of loans and other assets	$5,596	$4,536	$1,890

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BankUnited Financial Corporation

Quarter Ended December 31, 2006 Earnings Release

	As of
	Dec 31, 2006	Sept 30, 2006	Dec 31, 2005
	(In thousands)
Selected Balance Sheet Data:
Asset Data:
Total assets	$13,810,716	$13,570,899	$11,259,300
Cash and cash equivalents	$112,957	$66,655	$91,597
Investment securities	$267,417	$299,909	$289,818
Mortgage-backed securities	$1,144,696	$1,225,944	$1,495,576
Loans:
Residential loans (1)	$9,114,076	$8,967,323	$6,734,886
Specialty consumer mortgages	681,638	694,590	681,573
Commercial and commercial real estate loans	1,185,985	1,204,939	1,045,546
Consumer loans (2)	400,317	373,631	304,934
Unearned discounts, premiums and loan fees	205,762	196,601	138,102
Allowance for loan losses	(39,192)	(36,378)	(28,646)

Loans receivable, net (excluding loans held for sale)	$11,548,586	$11,400,706	$8,876,395

Loans held for sale	$117,165	$9,542	$13,136
FHLB Stock	$283,017	$255,342	$200,842
Liability Data:
Total liabilities	$13,028,748	$12,817,739	$10,736,939
Deposits:
Non-interest bearing deposits	$371,833	$392,264	$359,040
Interest bearing checking and money market deposits	454,815	466,690	379,617
Savings	1,358,330	1,345,157	1,228,121
Certificates of deposit $100,000 and less	2,357,241	2,198,773	1,696,415

Total core deposits (3)	4,542,219	4,402,884	3,663,193
Certificates of deposit over $100,000	1,748,080	1,671,248	1,344,164

Total deposits	$6,290,299	$6,074,132	$5,007,357

Other borrowings (4)	$6,238,366	$6,240,739	$5,325,911
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$247,255	$195,791	$195,108

Equity Data:
Total stockholders' equity	$781,968	$753,160	$522,361
Preferred equity	$8,042	$7,268	$7,268

AVERAGE BALANCE SHEET DATA (Three months ended)

Assets	$13,920,511	$13,315,999	$10,868,823
Cash and cash equivalents	$63,824	$77,154	$73,947
Investment securities	$282,938	$296,672	$288,109
Mortgage-backed securities	$1,195,422	$1,270,964	$1,573,344
Loans:
Residential loans (1)	$9,072,259	$8,588,192	$6,344,221
Specialty consumer mortgages	691,035	692,794	677,453
Commercial and commercial real estate loans	1,194,832	1,168,297	999,336
Consumer loans (2)	386,631	361,303	290,477
Unearned discounts, premiums and loan fees	208,897	192,455	163,224
Allowance for loan losses	(37,209)	(32,979)	(26,366)

Loans receivable, net (excluding loans held for sale)	$11,516,445	$10,970,062	$8,448,345

Loans held for sale	$265,849	$84,109	$14,123
FHLB Stock	$278,692	$250,993	$191,349
Interest-earning assets	$13,578,345	$12,963,366	$10,548,478

Total liabilities	$13,146,672	$12,581,271	$10,354,038
Deposits:
Non-interest bearing deposits	$380,221	$375,805	$342,756
Interest bearing checking and money market deposits	$440,774	$403,397	$386,871
Savings	1,334,737	1,327,828	1,199,321
Certificates of deposit	3,987,584	3,806,721	2,931,900

Total interest bearing deposits	$5,763,095	$5,537,946	$4,518,093

Other borrowings (4)	$6,458,770	$6,159,633	$5,057,572
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$246,183	$195,841	$195,459
Interest-bearing liabilities	$12,588,048	$12,013,420	$9,891,123

Total stockholders' equity	$773,839	$734,728	$514,785

(1)	Excludes specialty consumer mortages which are reported separately under the caption Specialty Consumer Mortgages
(2)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are reported separately under the caption Specialty Consumer Mortgages
(3)	Core deposits have been redefined to include certificates of deposits $100,000 and less in addition to checking, savings and money market accounts.
(4)	Includes FHLB advances, repurchase agreements, and federal funds purchased.

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BankUnited Financial Corporation

Quarter Ended December 31, 2006 Earnings Release

	For the Three Months Ended
	Dec 31 2006	Sept 30 2006	Dec 31 2005
Selected Data:
Quarterly Performance Data:
Return on average tangible common equity	14.77%	13.77%	13.40%
Return on average assets	0.79%	0.73%	0.60%
Yield on interest-earning assets	6.88%	6.63%	5.43%
Cost of interest-bearing liabilities	4.89%	4.71%	3.70%
Net interest yield on earning assets (margin)	2.35%	2.26%	1.96%
Net interest spread	1.99%	1.92%	1.73%
Efficiency Ratio	49.84%	51.02%	54.98%

	As of
	Dec 31 2006	Sept 30 2006	Dec 31 2005
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$21.08	$20.34	$16.92
Tangible book value per common share	$20.30	$19.57	$15.99
Closing price of Class A Common Stock	$27.96	$26.07	$26.57
Common shares outstanding	36,720	36,666	30,447
Average equity to average assets (3 mos.)	5.56%	5.52%	4.74%

Capital Ratios:
Tangible capital ratio (1)	7.4%	7.3%	7.0%
Tier 1 core capital ratio (1)	7.4%	7.3%	7.0%
Total risk-based capital ratio (1)	14.5%	14.3%	14.0%

Non-Performing Assets:
Non-accrual loans	$44,732	$20,740	$9,268
Loans 90 day past due and still accruing	—	—	308

Total non-performing loans	44,732	20,740	9,576
Real estate owned	413	729	224

Total non-performing assets	$45,145	$21,469	$9,800

Allowance for loan losses	$39,192	$36,378	$28,646

Non-performing assets to total assets	0.33%	0.16%	0.09%
Non-performing loans to total loans	0.38%	0.18%	0.11%
Allowance for loan losses as a percentage of total loans	0.34%	0.32%	0.32%
Allowance for loan losses as a percentage of non-performing loans	87.62%	175.40%	299.14%
Net charge-offs (recoveries) for the three months ended	$1,186	$571	$(591)
Net annualized year-to-date charge-offs (recoveries) as a percentage of average total loans	0.040%	(0.002)%	(0.028)%

(1)	Capital ratios are for BankUnited FSB only.